Exhibit 4.2

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

DATED AS OF

[—], 2014

AMONG

PAPA MURPHY’S HOLDINGS, INC.

AND

THE STOCKHOLDERS PARTY HERETO

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of [•], 2014 and effective immediately prior to the occurrence of the Initial Public Offering (as defined below) by and among:

(i) Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”);

(ii) LEP Papa Murphy’s Holdings, LLC (“Lee Equity”); and

(iii) the Persons named as Additional Stockholders on the signature pages hereto (each, an “Additional Stockholder” and collectively, the “Additional Stockholders”).

If Lee Equity shall hereafter Transfer any of its Company Securities to any of its Permitted Transferees (as such terms are defined below), the term “Lee Equity” shall mean Lee Equity and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of Lee Equity may be exercised or taken at the election of Lee Equity and such Permitted Transferees.

If Barclays shall hereafter Transfer any of its Company Securities to any of its Permitted Transferees (as such terms are defined below), the term “Barclays” shall mean Barclays and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of Barclays may be exercised or taken at the election of Barclays and such Permitted Transferees.

If Gleacher shall hereafter Transfer any of its Company Securities to any of its Permitted Transferees (as such terms are defined below), the term “Gleacher” shall mean Gleacher and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of Gleacher may be exercised or taken at the election of Gleacher and such Permitted Transferees.

If any Additional Stockholder shall hereafter Transfer any of its Company Securities to any of its Permitted Transferees, the term “Additional Stockholder” as applied to such Additional Stockholder shall mean such Additional Stockholder and its Permitted Transferees, taken together, and any right, obligation or other action that may be exercised or taken at the election of such Additional Stockholder may be exercised or taken at the election of such Additional Stockholder and its Permitted Transferees.

W I T N E S S E T H :

WHEREAS, the Company, Lee Equity, and the Additional Stockholders of the Company have previously entered into that certain Amended and Restated Stockholders’ Agreement, dated June 11, 2012 (the “Existing Agreement”), pursuant to which the parties thereto agreed to set forth certain of their rights, duties and obligations;

WHEREAS, except for Sections 3.01(a), 3.01(c), 3.02, and 3.04, 3.05, Article V, Sections 6.02, 6.03, and 6.04 and Article 7 of the Existing Agreement (collectively, the “Surviving Provisions”), the Existing Agreement shall terminate upon an Initial Public Offering; and

WHEREAS, pursuant to Section 7.04 of the Existing Agreement, Lee Equity and the Company may amend and restate the Existing Agreement so long as such amendment and restatement will not disproportionately and materially adversely affect the Additional Stockholders differently than Lee Equity; and

WHEREAS, pursuant to Section 7.04 of the Existing Agreement, Lee Equity and the Company, hereby desire to amend and restate the Existing Agreement in order to reflect the Surviving Provisions as hereinafter provided.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Agreement as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Ownership” means, with respect to any Stockholder or group of Stockholders, the total number of the relevant class of Company Securities owned (without duplication) by such Stockholder or group of Stockholders as of the date of such calculation, calculated on a fully-diluted basis.

“Barclays” means Barclays Private Credit Partners Fund L.P. (formerly known as Barclays Structured Principal Investing Fund L.P.).

“Barclays Fund” means any investment vehicle, account or fund for which Barclays Private Credit Partners LLC (formerly Barclays Principal Structured Investing LLC) or any of its Affiliates serves as the general partner, managing member, investment manager or advisor.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Company’s Common Stock, par value $0.01 per share, collectively and any stock into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Company Securities” means (i) the Common Stock, (ii) the Preferred Stock, (iii) any other capital stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock, Preferred Stock or any other capital stock issued by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Stockholders” means each of the Stockholders as of the date hereof.

“Gleacher” means Gleacher Mezzanine Fund II, L.P.

“Gleacher Fund” means any investment vehicle, account or fund for which Gleacher, Arrowhead Mezzanine LLC or any of their respective Affiliates serves as the general partner, managing member or investment manager.

“group of Stockholders” means a “group” of Stockholders, as such term would be interpreted under Section 13(d) of the Exchange Act.

“Initial Public Offering” means the first Public Offering of Common Stock after the date hereof.

“Institutional Investors” means each of Lee Equity, Gleacher and Barclays.

“Lee Equity Fund” means any investment vehicle, account or fund for which Lee Equity Partners, LLC or any of its Affiliates serves as the general partner, managing member or investment manager.

“Majority Interest” means an interest constituting more than fifty percent (50%) of the then outstanding Common Stock held by all Additional Stockholders (other than Lee Equity and any Lee Equity Affiliate and the holders of Restricted Securities).

“NASD” means the National Association of Securities Dealers, Inc.

“Permitted Transferee” means:

(i) in the case of Lee Equity, (A) any Lee Equity Fund, (B) any actual or prospective shareholder, member or general or limited partner of Lee Equity (a “Lee Equity Partner”), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of any Lee Equity Partner or a Lee Equity Fund (collectively, “Lee Equity Affiliates”), (C) any managing director, general partner, director, limited partner, officer or employee of Lee Equity or any Lee Equity Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (D) (collectively, “Lee Equity Associates”) or (E) any trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only Lee Equity, Lee Equity Affiliates, Lee Equity Associates, their spouses or other lineal descendants;

(ii) in the case of Barclays, (A) any Barclays Fund, (B) any actual or prospective shareholder, member or general or limited partner of Barclays (a “Barclays Partner”), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of any Barclays Partner or a Barclays Fund (collectively, “Barclays Affiliates”), (C) any managing director, general partner, director, limited partner, officer or employee of Barclays or any Barclays Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (D) (collectively, “Barclays Associates”), or (E) any trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only Barclays, Barclays Affiliates, Barclays Associates, their spouses or other lineal descendants.

(iii) in the case of Gleacher, (A) any Gleacher Fund, (B) any actual or prospective shareholder, member or general or limited partner of Gleacher (a “Gleacher Partner”), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of any Gleacher Partner or a Gleacher Fund (collectively, “Gleacher Affiliates”), (C) any managing director, general partner, director, limited partner, officer or employee of Gleacher or any Gleacher Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (D) (collectively, “Gleacher Associates”), (E) any trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only Gleacher, Gleacher Affiliates, Gleacher Associates, their spouses or other lineal descendants or (F) any purchaser of all or any part of the Second Lien Loans; and

(iv) in the case of any Additional Stockholder (other than Barclays or Gleacher), (A) any entity that is an Affiliate of such Additional Stockholder, (B) any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Additional Stockholder or, (C) a trust that is for the exclusive benefit of such Additional Stockholder or its Permitted Transferees under clause (B) above.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Stockholders” shall mean (i) in connection with the Initial Public Offering, all Stockholders and (ii) for any subsequent Public Offering, (A) any Stockholder that at the time of determination (x) owns one percent (1%) or more of the outstanding Common Stock, or (y) owns less than one percent (1%) of the outstanding Common Stock and is restricted from Transferring subject to the volume limitations under Rule 144 as a result of being an Affiliate of Lee Equity, or (B) the Institutional Investors.

“Plan” means the Company’s 2010 Management Incentive Plan.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Pro Rata Share” means, for each Rights Party and any proposed issuance of any class of Company Securities with respect to which each such Rights Party shall be entitled to exercise his or her rights, the fraction that results from dividing (A) such Rights Party’s Aggregate Ownership of the class of Company Securities proposed to be issued on a fully-diluted basis (including Common Shares issued or issuable upon exercise of options granted under the Plan to the extent such options are vested) immediately before giving effect to such issuance, by (B) the total number of such underlying class of Company Securities then outstanding and owned by Lee Equity and the Rights Parties (immediately before giving effect to such issuance), calculated on a fully-diluted basis as described in clause (A); provided, however, that if no shares of the class of Company Securities to be issued in such transaction are outstanding prior to such issuance, then for purposes of determining the Aggregate Ownership of a Rights Party, “Aggregate Ownership” shall mean the number of total Company Securities held by such Rights Party and all other Stockholders immediately prior to such issuance.

“Public Offering” means an underwritten public offering of Company Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Public Offering Limitations” means no Additional Stockholder shall be permitted to exercise its rights to require registration of any Company Securities in a Piggyback Registration under Section 5.02 hereof with respect to the Initial Public Offering unless Lee Equity is registering its Registrable Securities in the Initial Public Offering.

“Registrable Securities” means, at any time, any Company Securities held by any Stockholder until (i) a registration statement covering such Company Securities has been declared effective by the SEC and such Company Securities have been disposed of pursuant to such effective registration statement, (ii) such Company Securities are sold under Rule 144 under the Securities Act or (iii) such Company Securities are otherwise Transferred, the Company has delivered a new certificate or other evidence of ownership for such Company Securities not bearing the legend required pursuant to this Agreement and such Company Securities may be resold without subsequent registration under the Securities Act.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and out-of-pocket expenses of counsel to the Stockholders participating in the offering selected (A) by Lee Equity, in the case of any offering in which Lee Equity participates, or (B) in any other case, by the Stockholders holding the majority of the Registrable Securities to be sold for the account of all Stockholders in the offering, (ix) fees and expenses in connection with any review by the NASD of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expense of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities and (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies.

“Relative Percentage” shall mean the quotient obtained by dividing (A) such Stockholder’s Aggregate Ownership of the applicable class of Company Securities immediately following the Determination Time by (B) such Stockholder’s Aggregate Ownership of the applicable class of Company Securities as of the date hereof.

“Restricted Securities” shall mean shares of Common Stock issued pursuant to the Company’s Plan that have either time vesting or performance vesting requirements set forth in the applicable grant agreement or are otherwise subject to forfeiture.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Second Lien Loans” means the term loans made under the Second Lien Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder” means each Person (other than the Company) who, at any relevant determination date, shall be a party to or bound by this Agreement (as may be amended from time to time) for so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Securities.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

“Third Party” means a prospective purchaser of Company Securities in a bona fide arm’s-length transaction from a Stockholder, other than an Affiliate of such Stockholder.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing. For the avoidance of doubt, clauses (i) and (ii) above shall include any Transfer of equity interests in Lee Equity.

(b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Confidential Information	6.02(b)
Damages	5.05
Demand Registration	5.01(a)
Determination Time	3.04
Indemnified Party	5.07
Indemnifying Party	5.07
Independent Director	2.01
Inspectors	5.04(g)
Management Stockholder	3.04
Maximum Offering Size	5.01(e)
Other Business	6.03
Piggyback Registration	5.02(a)
Records	5.04(g)
Registering Stockholders	5.01(a)(ii)
Replacement Nominee	2.03(a)
Requesting Stockholder	5.01(a)
Restricted Period	3.04
Rights Party(ies)	4.04(a)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

ARTICLE 2

[Intentionally Omitted]

ARTICLE 3

RESTRICTIONS ON TRANSFER

SECTION 3.01. General Restrictions on Transfer. (a) Each Stockholder understands and agrees that the Company Securities held by it on the date hereof have not been and will not be registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Stockholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any restrictions on Transfer contained in this Agreement. Prior to an Initial Public Offering, no Stockholder shall Transfer any Company Securities to any Person if such Transfer would result in adverse regulatory consequences to the Company, including, without limitation, obligations of the Company to file periodic reports with the SEC under the Exchange Act.

(b) [Intentionally Omitted]

(c) Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

SECTION 3.02. Legends. (a) In addition to any other legend that may be required, each certificate for Company Securities issued to any Stockholder shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE 11, 2012 (AS MAY BE AMENDED FROM TIME TO TIME), COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM PAPA MURPHY’S HOLDINGS, INC. OR ANY SUCCESSOR THERETO.”

(b) If any Company Securities shall cease to be Registrable Securities under clause (i) of the definition thereof, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Company Securities are sold under clause (ii) or clause (iii) of the definition of Registrable Securities, the Company may request that the holder provide an opinion of legal counsel reasonably acceptable to the Company stating that such Company Securities are freely transferable under the Securities Act, and if it requests and receives such opinion, the Company shall issue to such holder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on Transfer and all other obligations set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

SECTION 3.03. [Intentionally Omitted]

SECTION 3.04. Restrictions on Transfers by Additional Stockholders. Until the second anniversary of the consummation of the Initial Public Offering (the “Restricted Period”), no Additional Stockholder who is employed by the Company or any of its Subsidiaries (each, a “Management Stockholder”) may Transfer any of their Company Securities, except (A) in a Transfer of Company Securities in a repurchase of such Company Securities by the Company or (B) in connection with or following the consummation of an Initial Public Offering; provided, that with respect to clause (B)

(unless otherwise agreed between Lee Equity or any of its Affiliates and a Management Stockholder), the Additional Stockholders (X) with respect to the Initial Public Offering, shall not be permitted to exercise their rights to require registration of any Company Securities in a Piggyback Registration under Section 5.02 hereof unless Lee Equity is registering its Company Securities in the Initial Public Offering, (Y) shall only be permitted to Transfer Company Securities simultaneous with or subsequent to a Transfer of Company Securities by Lee Equity, subject to Section 5.03, and (Z) except as set forth below, shall only be permitted to Transfer the number of shares of a given class of Company Securities such that the Transfer would result in the Relative Percentage of such class of Company Securities of such Management Stockholder immediately following the effective time of such Transfer (the “Determination Time”) to be equal to or greater than the Relative Percentage of Lee Equity immediately following the Determination Time. Any Transfers pursuant to the foregoing must be in compliance with the Securities Act, any other applicable securities or “blue sky” laws, any restrictions contained in the terms and conditions for such Company Securities, and any agreement or instrument pursuant to which such Company Securities have been issued; provided, however, if any Transfer of Company Securities by a Management Stockholder after the Restricted Period and prior to the second anniversary of the Initial Public Offering would have violated clause (Z) above had such Transfer been made during the Restricted Period, then such Management Stockholder shall cease to have the Piggyback Registration rights otherwise available to such Management Stockholder pursuant to Section 5.02 hereof.

Following the Initial Public Offering, any Management Stockholder wishing to Transfer Company Securities pursuant to this Section 3.04 shall be entitled, prior to such Transfer, to obtain and rely upon, a statement from the Company of the number of Company Securities that such Management Stockholder may Transfer without violation of clause (Z) of this Section 3.04.

SECTION 3.05. Restrictions on Transfers by Lee Equity. After the Initial Public Offering, subject to Section 5.03, there shall be no restrictions on Lee Equity’s ability to Transfer any Company Securities; provided, that, any Transfer is in compliance with the Securities Act, any other applicable securities or “blue sky” laws, any restrictions contained in the terms and conditions for such Company Securities, and any agreement or instrument pursuant to which such Company Securities have been issued.

ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

REGISTRATION RIGHTS

SECTION 5.01. Demand Registration. (a) If the Company shall receive a written request from Lee Equity (the “Requesting Stockholder”) that the Company effect the registration under the Securities Act of all or any portion of the Requesting Stockholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least fifteen (15) Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the Additional Stockholders and thereupon shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

(i) all Registrable Securities for which the Requesting Stockholder and the other holders have has requested registration under this Section 5.01, and

(ii) subject to the restrictions set forth in Sections 5.01(e) and 5.02, all other Registrable Securities of the same class as those requested to be registered by the Requesting Stockholder that any Stockholders with rights to request registration under Section 5.02 (all such Stockholders, together with the Requesting Stockholder, the “Registering Stockholders”) have requested the Company to register by request received by the Company within ten (10) Business Days after such Stockholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 5.01(d) hereof, the Company shall not be obligated to effect (x) more than ten (10) Demand Registrations, (y) more than one Demand Registration during any four-month period, or (z) any Demand Registration unless the aggregate gross proceeds expected to be received from the sale of the Registrable Securities requested to be included by all Registering Stockholders in such Demand Registration are at least (A) $50 million if such Demand Registration would constitute the Initial Public Offering, or (B) $10 million in any Demand Registration other than the Initial Public Offering.

(b) Promptly after the expiration of the ten (10) Business Day period referred to in Section 5.01(a)(ii) hereof, the Company will notify all Registering Stockholders of the identities of the other Registering Stockholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Requesting Stockholder may revoke such request, without liability to any of the other Registering Stockholders, by providing a notice to the Company revoking such request.

(c) The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such Registration is effected.

(d) A Demand Registration shall not be deemed to have occurred:

(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 120 days (or such shorter period in which all Registrable Securities of the Registering Stockholders included in such registration have actually been sold thereunder), provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than seventy-five percent (75%) of the Registrable Securities included in such registration statement have been sold thereunder; or

(ii) if the Maximum Offering Size (as defined below) is reduced in accordance with Section 5.01(e) such that less than fifty percent (50%) of the Registrable Securities of the Requesting Stockholder sought to be included in such registration are included.

(e) If a Demand Registration involves a Public Offering and the managing underwriter advises the Company and the Requesting Stockholder that, in its view, the number of Company Securities that the Registering Stockholder and the Company propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered by the Registering Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such entities on the basis of the relative number of Registrable Securities so requested to be included in such registration by each); and

(ii) second, all Registrable Securities proposed to be registered by the Company.

SECTION 5.02. Piggyback Registration. (a) If the Company proposes to register any Company Securities under the Securities Act (whether for itself or in connection with a sale of securities by a Stockholder, but other than a registration on Form S-8 or S-4, or any successor or similar forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), the Company shall each such time give prompt written notice at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Piggyback Stockholder, which notice shall set forth such Piggyback Stockholder’s rights under this Section 5.02 and shall offer such Piggyback Stockholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Piggyback Stockholder may request (a “Piggyback

Registration”), subject to the provisions of Section 5.02(b) and the Public Offering Limitations. Upon the request of any such Piggyback Stockholder made within five (5) Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Piggyback Stockholder), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Piggyback Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves a Public Offering, all such Piggyback Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.04(f)(i) on the same terms and conditions as apply to the Company or any other selling stockholders, and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Piggyback Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01. The Company shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration.

(b) If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Company Securities that the Company and such selling Piggyback Stockholders propose to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) with respect to a Public Offering by the Company for its own account:

1. first, such number of Registrable Securities proposed to be registered for the account of the Company, if any, as would not cause the offering to exceed the Maximum Offering Size, and

2. second, all Registrable Securities requested to be included in such registration by any Registering Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders based on their relative number of Registrable Securities requested to be included in the Piggyback Registration.

(ii) With respect to a Public Offering by the Company for the account of selling stockholders:

1. first, all Registrable Securities requested to be included in such registration by any Registering Stockholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders based on their relative number of Registrable Securities requested to be included in the Piggyback Registration; and

2. second, all Registrable Securities proposed to be registered for the account of the Company.

SECTION 5.03. Lock-Up Agreements. In connection with each underwritten Public Offering, if requested by the managing underwriter, the Company and the Stockholders agree (and the Company agrees, in connection with any underwritten Public Offering, to use its commercially reasonable efforts to cause its Affiliates to agree) not to effect any public sale or private offer or distribution, including any sale pursuant to Rule 144 of any Registrable Securities during the ten (10) days prior to the consummation of such Public Offering and during such time period after the consummation of such Public Offering, not to exceed 90 days (180 days in the case of the Initial Public Offering); provided, however, that no Additional Stockholder will be required to agree to any restrictions that are more restrictive than those applicable to Lee Equity and its Affiliates and if Lee Equity and/or its Affiliates are released from any such restrictions, the Additional Stockholders shall be released to the same extent; provided further, however, that the restrictions described in this Section 5.03 shall not apply to (i) any Company Securities or other securities of the Company acquired in the Initial Public Offering, in any Public Offering or in any open market transaction following the Initial Public Offering and (ii) any Additional Stockholder that ceases to have Piggyback Registration Rights.

SECTION 5.04. Registration Procedures. Whenever any Stockholders request that any Registrable Securities be registered pursuant to Section 5.01 or 5.02 hereof, subject to the provisions of such Sections, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a) The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of a shelf registration statement, one (1) year (or such shorter period in which all of the Registrable Securities of the Registering Stockholders included in such registration statement shall have actually been sold thereunder).

(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement, copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Registering Stockholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Registering Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Stockholder holding such Registrable Securities reasonably (in light of such Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Registering Stockholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder and file with the SEC any such supplement or amendment.

(f)(i) Lee Equity shall have the right, in its sole discretion, to select the underwriter or underwriters in connection with any Public Offering resulting from a Demand Registration and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the NASD.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by any Registering Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Registering Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. Each Registering Stockholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company shall furnish to each Registering Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter therefor reasonably requests.

(i) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earning statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j) The Company may require each such Registering Stockholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time request and such other information as may be legally required in connection with such registration.

(k) Each such Registering Stockholder agrees that, upon receipt of any written notice from the Company of the occurrence of any event requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of a supplemented or amended prospectus, and, if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) hereof to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e) hereof.

(l) The Company shall use its reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded and to maintain such listing so long as any such Registrable Securities remain outstanding.

(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their reasonable efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

SECTION 5.05. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Registering Stockholder holding Registrable Securities covered by a registration statement, its officers, directors, employees, managers, members, partners and agents, and each Person, if any, who controls any such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or free writing prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to such Stockholder and it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 5.05.

SECTION 5.06. Indemnification by the Participating Stockholders. Each Registering Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of such Stockholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was available to such Stockholder and would have cured the defect giving rise to such Damages. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Registering Stockholder shall be liable under this Section 5.06 for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.

SECTION 5.07. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

SECTION 5.08. Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Registering Stockholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Registering Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Registering Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate exceeds the amount of any Damages that such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Registering Stockholder’s obligation to contribute pursuant to this Section 5.08 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Registering Stockholders and not joint.

SECTION 5.09. Participation in Public Offering. No Stockholder will be permitted to require registration of any Registrable Securities in any Public Offering hereunder unless such Stockholder (a) agrees to sell such Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

SECTION 5.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

SECTION 5.11. Cooperation by the Company. If any Stockholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Stockholder and shall provide to such Stockholder such information as such Stockholder shall reasonably request.

SECTION 5.12. No Transfer of Registration Rights. None of the rights of Stockholders under this Article 5 shall be assignable by any Stockholder to any Person acquiring Securities in any Public Offering or pursuant to Rule 144 but are assignable to other Persons to whom Company Securities are Transferred in compliance with this Agreement.

SECTION 5.13. Restriction on Further Registration Rights. The Company shall not enter into any new agreement with Lee Equity (or any of its Affiliates) under which its grants additional or supplemental registration rights in respect of the Company Securities unless such rights are afforded to each of the Additional Stockholders in a manner that is consistent with the rights of the Additional Stockholders set forth in this Article 5.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

SECTION 6.01. [Intentionlly Omitted]

SECTION 6.02. Confidentiality.

(a) Each Additional Stockholder agrees that Confidential Information (as defined below) furnished and to be furnished to him or her was and shall be made available in connection with such Additional Stockholder’s investment in the Company. Such Additional Stockholder acknowledges that the Confidential Information which such Additional Stockholder has obtained or will obtain is the property of the Company and its Subsidiaries. Each Additional Stockholder agrees that he or she will not disclose any Confidential Information to any other Person (other than its counsel, auditors, investors, members, affiliates, agents, partners and representatives so long as such Persons are made aware of the confidential nature of the Confidential Information and agree to keep it confidential), except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation; provided that such Additional Stockholder gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Additional Stockholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation), (ii) if the prior written consent of the Board shall have been obtained or (iii) by Additional Stockholders, on a confidential basis, to current and prospective limited partners or members or lenders in connection with a loan or prospective loan to such Additional Stockholder, and in each case to their respective legal counsel, auditors, agents and representatives.

(b) “Confidential Information” shall mean any information relating to the business or affairs of the Company or any of its Subsidiaries, including, but not limited to, information relating to financial statements, customer identities, potential customers, potential acquisitions, employees, sales representatives, suppliers, servicing methods, equipment programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or any of its Affiliates; provided, however, that Confidential Information does not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of such Additional Stockholder or is or was available to such Additional Stockholder on a non-confidential basis prior to its disclosure to such Additional Stockholder or was independently acquired or developed by such Additional Stockholder without violating any of its obligations under this Agreement.

SECTION 6.03. Investment Opportunities and Conflicts of Interest. The parties hereto expressly acknowledge and agree that (i) Lee Equity, Gleacher, and Barclays and their Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the same business as the Company and its Subsidiaries other than through the Company and its Subsidiaries (an “Other Business”), (ii) Lee Equity, Gleacher, and Barclays and their Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company and its Subsidiaries, (iii) none of Lee Equity, Gleacher, and Barclays and their Affiliates will be prohibited by virtue of their investment in the Company or any of its Subsidiaries from pursuing and engaging in any such activities, (iv) none of Lee Equity, Gleacher, and Barclays and their Affiliates will be obligated to inform the Company or any Additional Stockholder of any such opportunity, relationship or investment, (v) the Additional Stockholders will not acquire, be provided with an option or opportunity to acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of Lee Equity, Gleacher, and Barclays and their Affiliates. The Stockholders expressly authorize and consent to the involvement of Lee Equity, Gleacher, and Barclays and their Affiliates in any Other Business and expressly waive, to the fullest extent permitted by applicable law, any rights to assert any claim that such involvement breaches any duty owed to any Additional Stockholder or to assert that such involvement constitutes a conflict of interest by such Persons with respect to any Stockholder and (vi) nothing contained herein shall limit, prohibit or restrict any designee of Lee Equity, Gleacher, and Barclays or any of their Affiliates from serving on the board of directors or other governing body or committee of any Other Business.

SECTION 6.04. Conflicting Agreements. Each Stockholder represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any Additional Stockholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Aggregation of Shares. All Company Securities held by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the availability of any rights under this Agreement. All shares of Preferred Stock shall be treated as a single class for all purposes under this Agreement (including, without limitation, any determination of Pro Rata Share hereunder).

SECTION 7.02. Binding Effect; Assignability; Benefit.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Stockholder that ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Sections 5.05, 5.06, 5.07, 5.08 and 5.10 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Company Securities, (ii) Sections 6.02, 6.03, and 6.04 and (iii) Article 7).

(b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.03. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission,

If to the Company, to:

Papa Murphy’s Holdings, Inc.

c/o Lee Equity Partners, LLC

650 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Yoo Jin Kim

Facsimile: (646)781-3700

If to Lee Equity, to:

Lee Equity Partners, LLC

650 Madison Avenue, 21st Floor

New York, New York 10022

Attention: Yoo Jin Kim

Facsimile: (646)781-3700

In each case with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue, 31st Floor

New York, New York 10153

Attention: Douglas P. Warner, Esq.

Facsimile: (212) 310-8007

If to an Additional Stockholder, to the address set forth below the name of such Additional Stockholder on Schedule A hereto;

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other parties hereto. Notice shall be sent by United States Mail, first class postage prepaid, return receipt requested, by Federal Express or other nationally recognized overnight parcel delivery service for next day delivery; or by hand delivery with a receipt confirmation requested. Notice given in accordance with this paragraph shall be presumed to have been delivered and received three (3) days after mailing if sent by United States Mail, first class, one day after mailing if sent for next day deliver by Federal Express or equivalent; and on the day of delivery if hand delivered. Notice may also be given by fax or electronic mail, but such notice will not be effective unless the notice provider obtains a confirmation of receipt of the fax or electronic mail signed by the notice recipient.

Any Person that hereafter becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each Additional Stockholder.

SECTION 7.04. Waiver; Amendment.

(a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by (1) the Company; (2) Lee Equity and (3) (A) if any such amendment will disproportionately and materially adversely affect the Additional Stockholders differently than Lee Equity, the consent of the Majority Interest at the time of such proposed amendment or modification will be required, (B) if any such amendment will disproportionately and materially adversely affect any Additional Stockholder differently than any Additional Stockholder, the consent of such Additional Stockholder that is disproportionately and materially adversely affected by such amendment will be required or (C) if any such amendment will disproportionately and materially adversely affect the holders of the Series B Preferred Stock differently from the holders of the Series A Preferred Stock, the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock at the time of such proposed amendment or modification will be required; provided, however, that any amendment or other modification to Article 3, Article 5, Section 6.02 and/or this Section 7.04 (including any amendment or other modification to any related defined terms used in such Sections) that adversely affects any Institutional Investor shall require the prior written consent of such Institutional Investor.

(b) Notwithstanding the foregoing, any Person may become a party to this Agreement as an “Additional Stockholder” upon execution and delivery to the Company of a Joinder Agreement and any other documentation reasonably requested by the Company.

SECTION 7.05. Transfer of All Securities. Upon the permitted Transfer by any Stockholder, executor or other entity of all Company Securities owned or held by him, her or it and, upon payment of any consideration to which such Stockholder is entitled, such Stockholder shall have no further rights or privileges under this Agreement or otherwise be entitled to the benefits hereof. However, such Transfer shall not relieve a Stockholder, his or her executor or his, her or its successors or assigns from liability hereunder in the event of a breach by any such Stockholder of his, her or its duties hereunder prior to such Transfer.

SECTION 7.06. Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby and all matters related hereto.

SECTION 7.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

SECTION 7.08. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.03 shall be deemed effective service of process on such party.

SECTION 7.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.10. Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

SECTION 7.11. Entire Agreement. This Agreement and any exhibits and other documents referred to herein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

SECTION 7.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 7.13. Pronouns. Any masculine personal pronoun shall be considered to mean the corresponding feminine or neuter personal pronoun, and vice versa, as the context requires.

SECTION 7.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 7.15. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.16. No Impairment. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of Gleacher or any of Gleacher’s Affiliates or any other lender in its capacity as a lender to the Company or any of its Subsidiaries under the Second Lien Credit Agreement or pursuant to any agreement under which the Company or any of its Subsidiaries has borrowed money.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PAPA MURPHY’S HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO PAPA MURPHY’S HOLDINGS, INC. SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT]

LEP PAPA MURPHY’S HOLDINGS, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO PAPA MURPHY’S HOLDINGS, INC. SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT]